Tidal ETF Trust 485BPOS

 Exhibit (i)(xxxviii)

August 25, 2023

Tidal ETF Trust

898 N. Broadway, Suite 2

Massapequa, NY 11758

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated June 21, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the Robinson Alternative Yield Pre-Merger SPAC ETF, series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.